EXHIBIT 99.2

FOR IMMEDIATE RELEASE: 4 November 2015

 ROADSHIPS HOLDINGS, Inc. CHANGES NAME TO TAUTACHROME Inc.

TUSCON, Arizona, November 4, 2015 Tautachrome, Inc. (OTC-PINK: TTCM) today announced that the corporate name change has now been effected from Roadships Holdings, Inc. to Tautachrome, Inc., together with a symbol change from RDSH to TTCM.

Tautachrome is an Internet technology development company with operations in America and Australia. Tautachrome which has a number of revolutionary patents pending, including Talk-to-the-Picture social networking and trustable imagery-based interaction, is now forging forward with planned business developments after divesting the Roadships business in October 2015. The name change is an integral part of Company's vision for itself in the balance of the 21st century.

The Company's top priority is developing its branded KlickZie platform which will turn smartphones into trustable imagers meaning they are capable of capturing pictures and videos that can be verified as original, untampered and un-photoshopped. Furthermore the KlickZie platform will serve as the world's first imagery-based social portal network. By Clicking on a KlickZie'd image, users will be able to communicate with the image's author orother viewers in an engaging manner.

Tautachrome's Australian based subsidiary, Polybia Studios is a full service app development and digital design company. Earlier this year, Polybia Studios delivered the Safedate app for final review and release and is now firmly entrenched in ongoing development work for Tautachrome products slated, such as Tautachrome's Klickzie app.

"The name change to Tautochrome captures our business model of advancing new dimensions in human interaction with revolutionary digital imagery products," said Dr Jon N Leonard, CEO of Tautachrome, Inc.

About Tauatchrome, Inc.

Tauatachrome, Inc. (OTC-PINK: TTCM) is an emerging growth company in the developing digital imagery technology sector.

Safe Harbor Statement Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome's reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

Contact; Tautachrome, Inc.	Contact; Polybia Studios Pty Ltd
Tel; +1 520 318 5578	Tel; +61 7 5554 5883
Email; jon@tautachrome.com	Cell; 0439 800 915
Web; www.tautachrome.com	Email; anugent@polybiastudios.com